Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2005, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cascade Corporation, which appears in Cascade Corporation’s Annual Report on Form 10-K for the year ended January 31, 2005.

/s/ PricewaterhouseCoopers LLP
Portland, Oregon
May 24, 2005